UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): May 22, 2006

PacificNet Inc.
(Exact name of registrant as specified in charter)

Delaware
(State or other jurisdiction of incorporation)

000-24985	91-2118007
(Commission File Number)	(IRS Employer Identification No.)

c/o PacificNet Inc.
23/F, Tower A, TimeCourt, No.6 Shuguang Xili,
Chaoyang District, Beijing, China 100028

(Address of principal executive offices and zip code)

011-852-2876-2900

(Registrant's telephone number including area code)

601 New Bright Building, 11 Sheung Yuet Road,
Kowloon Bay, Kowloon, Hong Kong

(Registrant's former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 22, 2006, the registrant received notification from ShaoJian (Sean) Wang that effective May 26, 2006, he would resign from his positions as Chief Financial Officer (Principal Accounting Officer) and Vice President of PacificNet. Mr. Wang informed the registrant that his decision to resign from these positions at PacificNet was due to his appointment as President and Chief Operating Officer of Hurray! Holding Co., Ltd. (NASDAQ: HRAY). There is no disagreement between the Registrant and Mr. Wang. Mr. Wang signed and certified the Registrant's Quarterly Report on Form 10-Q for the period ended March 31, 2006. Mr. Wang will remain as a member of the board of directors.

PacificNet has commenced a search for a new Chief Financial Officer, however on May 26, 2006, the Board of Directors appointed Victor Tong, PacificNet’s current President, Secretary and Executive Director, to serve as Interim Chief Financial Officer until a permanent replacement for this position has been identified.

Mr. Victor Tong, age 35, is currently President, Secretary and an Executive Director of PacificNet and has served as an officer and director of PacificNet since 1994. Previously, Mr. Victor Tong worked for Andersen Consulting (now Accenture), American Express Financial Advisors (IDS), and 3M. In 1999, he was recognized in "CityBusiness 40 Under 40" as one of the future business and community leaders in Minnesota. Mr. Tong won the Student Commencement Speaker Award and graduated with honors with a Bachelor of Science in Physics from the University of Minnesota. Mr. Tong was an adjunct professor at the College of Software of Beihang University, one of the top software colleges in China. Mr. Tong is the brother of Tony Tong, PacificNet’s Chairman and Chief Executive Officer.

Mr. Tong has not had a direct or indirect material interest in any transaction or series of transaction since the beginning of PacificNet’s last fiscal year, or any currently proposed transaction or series of similar transactions to which PacificNet or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $60,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFICNET, INC.

By:	/s/ Tony Tong

Name: Tony Tong Title: Chief Executive Officer

Dated: May 26, 2006